UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2026

FAT Brands Inc.

Twin Hospitality Group Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware Delaware	001-38250 001-42395	82-1302696 99-1232362
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9720 Wilshire Blvd., Suite 500, Beverly Hills, CA 5151 Belt Line Road, Suite 1200, Dallas, TX	90212 75254
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (310) 319-1850

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

As previously reported, on January 26, 2026, FAT Brands Inc. (the “Company”) and each of its direct and indirect subsidiaries, including Twin Hospitality Group Inc. (collectively, the “Debtors”), commenced voluntary cases under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) under the jointly administered caption of In re Fat Brands Inc., et al., Case Number 26-90126 (ARP) (the “Chapter 11 Cases”). This Current Report on Form 8-K is being filed jointly by the Company and Twin Hospitality Group Inc. (“TWNP”).

Information filed with the Bankruptcy Court in connection with the Chapter 11 Cases is accessible on the website of the Debtors’ claims and noticing agent at https://cases.omniagentsolutions.com/?clientId=3773. Such information is not part of this Current Report on Form 8-K. The Debtors intend to use this website, in addition to their press releases, SEC filings and other public communications, as a means of disclosing certain material non-public information and complying with certain applicable disclosure obligations.

Item 1.01 Entry Into a Material Definitive Agreement.

Stipulation and Agreed Order

In connection with the Chapter 11 Cases, on March 19, 2026, the Debtors entered into that certain Amended and Restated Stipulation and Agreed Order Regarding Mediated Agreement (the “Stipulation”) by and among the Debtors, Andrew Wiederhorn (the “Executive”), an ad hoc group of certain holders of the Debtors’ securitization notes (the “Ad Hoc Group”), Moelis & Company LLC (“Moelis”), and the official committee of unsecured creditors in the Chapter 11 Cases (the “Committee”).

The Stipulation provides for the transition of senior management of the Company and preparation of the Company to enter into debtor-in-possession financing facilities to be provided by investment funds affiliated with members of the Ad Hoc Group. The Stipulation provides that the Executive will take a temporary leave of absence from the Debtors beginning on the effective date of the Stipulation and ending on the later of (a) the closing of the sale of substantially all of the Debtors’ restaurant chains and franchise operations and (b) consummation of a confirmed chapter 11 plan for the Company. The Stipulation also provides for aggregate payments of up to $5.0 million to the Executive, funded through the DIP Facilities (as defined below) and payable in installments through July 2026. All existing employment and related agreements between the Company and the Executive terminated as of the effective date of the Stipulation, and such payments will constitute full satisfaction of the Company’s obligations to the Executive (subject to limited exceptions, including certain indemnification rights).

The Stipulation also provided that (a) all members of the Executive’s family employed by the Company were terminated as of the Settlement Effective Date and will receive accrued compensation through termination, (b) Moelis will withdraw its retention application, receive no further fees, and will be indemnified by the Debtors, and (c) the Debtors and Committee will provide releases in favor of Moelis and its affiliates, subject to customary exceptions. The Ad Hoc Group also agreed to withdraw their pending motions, including motions seeking appointment of a chapter 11 trustee in the Chapter 11 Cases and suspension of the Executive.

The material conditions precedent to performance of the parties under the Stipulation were satisfied on March 19, 2026 upon the (a) entry of an order by the Bankruptcy Court authorizing and approving the Stipulation and (b) entry of an interim order by the Bankruptcy Court (the “Interim DIP Order”) approving the DIP Facilities, with a budget reflecting the payments due to the Executive and all unpaid fees and compensation due to members of the Boards of Directors of the Company and TWNP (other than the Special Committee Directors (as defined below)), subject to the resignation of such directors from their respective boards.

Pursuant to the Stipulation, on March 19, 2026, the Executive took a leave of absence as an officer and employee of the Debtors, and the Company terminated the employment of Thayer Wiederhorn (Chief Operating Officer), Taylor Wiederhorn (Chief Development Officer) and Mason Wiederhorn (Chief Brand Officer). Also on March 19, 2026, the Company’s Board of Directors (the “Board”) voted to reduce the size of the Board from fifteen to two persons, and all members of the Board, other than Patrick Bartels and Neal Goldman (the “Special Committee Directors”), submitted written resignations from the Board effective as of the Stipulation Date. All directors of TWNP, other than the Special Committee Directors, also submitted their written resignations from the Board of Directors of TWNP on such date. The Special Committee Directors, who were appointed on January 26, 2026 to serve as independent directors on the Board to oversee certain restructuring matters, remain as the sole directors of the Company and the other Debtors, including TWNP.

The foregoing description of the Stipulation does not purport to be complete and is qualified in its entirety by reference to the complete text of the Stipulation, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

DIP Financing

In accordance with the Interim DIP Order, effective as of March 25, 2026, the Company and TWNP obtained the DIP Facilities by entering into that certain Debtor-In-Possession Credit Agreement (the “DIP Credit Agreement”) by and among (a) the Company, (b) TWNP, (c) the other guarantors from time to time party thereto (d) FAT Brands Royalty I, LLC, FAT Brands Fazoli’s Native I, LLC and FAT Brands GFG Royalty I, LLC (collectively, the “FBG DIP Borrowers”), (e) Twin Hospitality I, LLC (the “Twin DIP Borrower”), (f) the lenders from time to time party thereto (collectively, the “DIP Lenders”), and (g) UMB Bank, N.A., as administrative agent and collateral agent (the “DIP Agent”).

The DIP Credit Agreement provides for two senior secured superpriority debtor-in-possession multiple draw term loan facilities (each, a “DIP Facility” and together, the “DIP Facilities”) in a combined aggregate principal amount of up to approximately $307.6 million. The first facility, referred to as the FBG DIP Facility, provides for up to $184.6 million to the FBG DIP Borrowers, including approximately $46.1 million of new money term loans and approximately $138.4 million of roll-up loans in respect of certain prepetition secured indebtedness. The second facility, referred to as the Twin DIP Facility, provides for up to approximately $123.0 million to the Twin DIP Borrower, including approximately $30.8 million of new money term loans and approximately $92.3 million of roll-up loans in respect of certain prepetition secured indebtedness. Each DIP Facility is structured as a multiple draw term loan facility, with borrowings available in up to three draws, subject to the satisfaction of customary conditions precedent, including the entry of the final DIP order by the Bankruptcy Court.

Loans under each DIP Facility bear interest at a rate of 12.0% per annum, with a default rate equal to an additional 2.0% per annum. The DIP Credit Agreement provides for a backstop fee equal to 10.0% of the aggregate new money commitments under the DIP Facilities, which fee is earned upon initial funding and payable in kind by being capitalized into the principal amount of the loans. The DIP Credit Agreement also provides for an exit fee, including a fee equal to 2.5% of the new money loans under certain circumstances, which may be paid in kind and, if paid in kind, shall be equal to 7.0% of such obligations. The DIP Credit Agreement also provides for an upfront fee in an amount equal to 2.5% of the new money loans, which fee is earned upon funding of the respective new money loans and payable in kind by being capitalized into the principal amount of the loans. In addition, the Debtors are required to pay customary administrative agent fees to the DIP Agent pursuant to a fee letter and to reimburse the reasonable and documented out-of-pocket fees and expenses of the DIP Agent and the DIP Lenders.

The DIP Facility includes an economic roll-up of certain prepetition secured indebtedness into obligations under the DIP Facility. The proceeds of the DIP Facility are to be used, subject to an approved budget and the orders of the Bankruptcy Court, for working capital and general corporate purposes, payment of administrative expenses of the Chapter 11 Cases, funding of a sale process under section 363 of the Bankruptcy Code, payment of professional fees and expenses, certain permitted prepetition obligations and adequate protection payments, and other uses permitted under the DIP Credit Agreement.

The DIP Facility matures on the earliest to occur of May 8, 2026, subject to extension with the consent of the Required Lenders (as defined in the DIP Credit Agreement), the effective date of a chapter 11 plan of reorganization, the consummation of a sale of substantially all of the Debtors’ assets, the acceleration of the loans following an event of default, and the occurrence of certain other termination events, including the failure to obtain required Bankruptcy Court orders within specified time periods. The DIP Credit Agreement contains customary milestones applicable to the Chapter 11 Cases, including deadlines for the entry of the final DIP order, the approval of bidding procedures, the commencement of an auction, and the consummation of a sale transaction.

The obligations under the DIP Facility are secured, pursuant to the Interim DIP Order, by liens on substantially all assets of the Loan Parties (under and as defined in the DIP Credit Agreement), subject to customary exclusions, and are entitled to superpriority administrative expense status under the Bankruptcy Code. The liens granted under the Interim DIP Order include priming liens. The Interim DIP Order also includes customary adequate protection arrangements in favor of certain prepetition secured creditors.

The DIP Credit Agreement contains representations and warranties and affirmative and negative covenants that are customary for facilities of this nature, including covenants requiring compliance with an approved budget and variance testing and restricting the incurrence of additional indebtedness, the granting of liens, the making of investments and the disposition of assets. The DIP Credit Agreement also requires the Debtors to pursue a court-supervised sale process. Events of default under the DIP Credit Agreement include, among others, non-payment of principal, interest or fees when due, the failure to comply with case milestones, breaches of covenants, the dismissal or conversion of the Chapter 11 Cases, and the appointment of a trustee or examiner with expanded powers.

The full availability of the DIP Facility is subject to approval by the Bankruptcy Court, including the entry of a final order by the Bankruptcy Court authorizing the Debtors to enter into the DIP Credit Agreement and to borrow thereunder.

The foregoing description of the DIP Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the DIP Credit Agreement, which is attached hereto as Exhibit 10.2 and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 pertaining to the DIP Credit Agreement is incorporated by reference into this Item 2.03.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As discussed above under Item 1.01, on March 19, 2026 all directors of the Company, other than Patrick Bartels and Neal Goldman, submitted resignations from the Board of Directors of the Company effective as of such date. The resigning directors were: John Allen, Donald Berchtold, Tyler Child, Lynne Collier, Mark Elenowitz, Peter Feinstein, Matthew Green, John Metz, Andrew Wiederhorn, Mason Wiederhorn, Taylor Wiederhorn, Thayer Wiederhorn and Carmen Vidal. Also on the same date, Andrew Wiederhorn took a temporary leave of absence as an officer and employee of each of the Debtors, including the Company and TWNP, and the Company terminated the employment of Thayer Wiederhorn (Chief Operating Officer), Taylor Wiederhorn (Chief Development Officer) and Mason Wiederhorn (Chief Brand Officer).

Also on March 19, 2026, all directors of TWNP, other than Patrick Bartels and Neal Goldman, submitted resignations from the Board of Directors of TWNP effective as of such date. The directors resigning from the TWNP board were: Kenneth Anderson, Lynne Collier, David Jobe and Andrew Wiederhorn.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Stipulation and Agreed Order Regarding Mediated Agreement, dated March 19, 2026
10.2*	Debtor-In-Possession Credit Agreement, dated March 25, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* This filing excludes certain schedules and exhibits pursuant to Item 601(a)(5) of Regulation S-K, which the registrant agrees to furnish supplementally to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 30, 2026

FAT Brands Inc.

By:	/s/ Kenneth J. Kuick
Kenneth J. Kuick
Chief Financial Officer

Date: March 30, 2026

Twin Hospitality Group Inc.

By:	/s/ Kenneth J. Kuick
Kenneth J. Kuick
Chief Financial Officer